EXHIBIT 10.32

ANACOR PHARMACEUTICALS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANT NOTICE
2010 EQUITY INCENTIVE PLAN

Anacor Pharmaceuticals, Inc. (the “Company”) hereby awards to Participant the number of restricted stock units (“RSUs”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this Notice, the 2010 Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety.  Capitalized terms not explicitly defined herein but defined in the Plan or the Award Agreement will have the same definitions as in the Plan or the Award Agreement.  In the event of any conflict between the terms of the Award and the Plan, the terms of the Plan will control.

Participant:
Date of Grant:
Vesting Commencement Date:
Number of RSUs:

Vesting Schedule:	Each installment of RSUs that vests hereunder is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Issuance Schedule:	Subject to any change on a Capitalization Adjustment, one share of Common Stock will be issued for each RSU which vests at the time set forth in Section 6 of the Award Agreement.

Additional Terms/Acknowledgements:  Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Unit Grant Notice, the Award Agreement, the Plan and the stock plan prospectus for this Plan.  As of the Date of Grant, this Restricted Stock Unit Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the Award and supersede all prior oral and written agreements on the terms of the Award, with the exception, if applicable, of (i) the written employment agreement or offer letter agreement entered into between the Company and Participant specifying the terms that should govern this Award, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law. By accepting this Award, you consent to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

ANACOR PHARMACEUTICALS, INC.	PARTICIPANT:

By:
Signature	Signature

Title:	Date:

Date:

ATTACHMENTS:          Award Agreement, 2010 Equity Incentive Plan

ANACOR PHARMACEUTICALS, INC.
2010 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Agreement Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (the “Agreement”) and in consideration of your services, Anacor Pharmaceuticals, Inc. (the “Company”) has awarded you a Restricted Stock Unit award (the “Award”) under its 2010 Equity Incentive Plan (the “Plan”) for the number of Restricted Stock Units indicated in the Grant Notice.  Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.  In the event of any conflict between the terms in this Agreement and the Plan, the terms of the Plan will control.

The details of your Award, in addition to those set forth in the Grant Notice and the Plan, are as follows.

1.                                      GRANT OF THE AWARD.  This Award represents your right to be issued on a future date one share of the Company’s Common Stock for each Restricted Stock Unit that vests.  As of the Date of Grant, the Company will credit to a bookkeeping account maintained by the Company for your benefit (the “Account”) the number of Restricted Stock Units subject to the Award.  This Award was granted in consideration of your services to the Company.  Except as otherwise provided herein, you will not be required to make any payment to the Company (other than past and future services to the Company) with respect to your receipt of the Award, the vesting of the Restricted Stock Units or the delivery of the Common Stock to be issued in respect of the Award.

2.                                      VESTING.  Your Restricted Stock Units will vest as provided in the Grant Notice.  Vesting will cease upon the termination of your Continuous Service.  Upon such termination of your Continuous Service, the Restricted Stock Units credited to the Account that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in such Restricted Stock Units or the shares of Common Stock to be issued in respect of such portion of the Award.

3.                                      NUMBER OF RESTRICTED STOCK UNITS & SHARES OF COMMON STOCK.

(a)                                 The Restricted Stock Units subject to your Award will be adjusted for Capitalization Adjustments, as provided in the Plan.

(b)                                 Any additional Restricted Stock Units and any shares, cash or other property that become subject to the Award pursuant to this Section 3 will be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units and shares covered by your Award.

(c)                                  No fractional shares or rights for fractional shares of Common Stock will be created pursuant to this Section 3.  Any fraction of a share will be rounded down to the nearest whole share.

4.                                      SECURITIES LAW COMPLIANCE.  You will not be issued any Common Stock underlying the Restricted Stock Units or other shares with respect to your Restricted Stock Units unless either (i) the shares are registered under the Securities Act, or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award also must comply with other applicable laws and regulations governing the Award, and you will not receive shares underlying your Restricted Stock Units if the Company determines that such receipt would not be in material compliance with such laws and regulations.

5.                                      TRANSFER RESTRICTIONS.  Your Award is not transferable, except by will or by the laws of descent and distribution.  In addition to any other limitation on transfer created by applicable securities laws, you agree not to assign, hypothecate, donate, encumber or otherwise dispose of any interest in any of the shares of Common Stock subject to the Award until the shares are issued to you in accordance with Section 6 of this Agreement.  After the shares have been issued to you, you are free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, any applicable Company policies (including, but not limited to, insider trading and window period policies) and applicable securities laws.  Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Agreement.

6.                                      DATE OF ISSUANCE.

(a)                                 The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulation Section 1.409A-1(b)(4) and will be construed and administered in such a manner.

(b)                                 Subject to the satisfaction of the withholding obligations set forth in Section 13 of this Agreement, in the event one or more Restricted Stock Units vests, the Company will issue to you, on the applicable vesting date, one share of Common Stock for each Restricted Stock Unit that vests and such issuance date is referred to as the “Original Issuance Date.” If the Original Issuance Date falls on a date that is not a business day, delivery will instead occur on the next following business day. However, if (i) the Original Issuance Date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established Company-approved 10b5-1 trading plan), and (ii) the Company elects, prior to the Original Issuance Date, (1) not to satisfy the Withholding Taxes described in Section 13 by withholding shares of Common Stock from the shares otherwise due, on the Original Issuance Date, to you under this Award, (2) not to permit you to enter into a “same day sale” commitment with a broker-dealer pursuant to Section 13 of this Agreement (including but not limited to a commitment under a previously established Company-approved 10b5-1 trading plan) and (3) not to permit you to pay your Withholding Taxes in cash, then the shares that would otherwise be issued to you on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of your taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulation Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the year following the year in which the shares of Common Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulation Section 1.409A-1(d).

7.                                      DIVIDENDS.  You will receive no benefit or adjustment to your Restricted Stock Units with respect to any cash dividend, stock dividend or other distribution except as provided in the Plan with respect to a Capitalization Adjustment.

8.                                      RIGHT OF FIRST REFUSAL.  Shares of Common Stock issued in respect of your Award are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right.  The Company’s right of first refusal shall expire on the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system.

9.                                      RIGHT OF REPURCHASE.  To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company shall have the right to repurchase all or any part of the shares of Common Stock you are issued in respect of your Award.

10.                               RESTRICTIVE LEGENDS.  The Common Stock issued with respect to your Restricted Stock Units will be endorsed with appropriate legends determined by the Company.

11.                               MARKET STAND-OFF AGREEMENT.  By accepting your Award, you agree that upon receipt of the Common Stock in respect of your award the Award you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period.  You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period.  You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 11.  The underwriters of the Company’s stock are intended third party beneficiaries of this Section 11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

12.                               AWARD NOT A SERVICE CONTRACT.

(a)                                 Your Continuous Service is not for any specified term and may be terminated by you or by the Company or an Affiliate at any time, for any reason, with or without cause and with or without notice.  Nothing in this Agreement (including, but not limited to, the vesting of your Restricted Stock Units or the issuance of the shares subject to your Restricted Stock Units), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall:  (i) confer upon you any right to continue in the employ or service of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b)                                 By accepting this Award, you acknowledge and agree that the right to continue vesting in the Award pursuant to the vesting schedule provided in the Grant Notice is earned only by continuing as an employee, director or consultant at the will of the Company (not through the act of being hired, being granted this Award or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting in the Award.  You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Agreement, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your Continuous Service at any time, with or without cause and with or without notice.

13.                               WITHHOLDING OBLIGATIONS.

(a)                                 On each vesting date, and on or before the time you receive a distribution of the shares underlying your Restricted Stock Units, and at any other time as reasonably requested by the Company in accordance with applicable tax laws, you agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate that arise in connection with your Award (the “Withholding Taxes”).  Specifically, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; (ii) causing you to tender a cash payment; or (iii) permitting or requiring you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby you irrevocably elect to sell a portion of the shares to be delivered in connection with your Restricted Stock Units to satisfy the Withholding Taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the Withholding Taxes directly to the Company and/or its Affiliates; provided, however, that the number of such shares of Common Stock so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(b)                                 Unless the Withholding Taxes of the Company and/or any Affiliate are satisfied, the Company will have no obligation to deliver to you any Common Stock.

(c)                                  In the event the Company’s obligation to withhold arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Company’s withholding obligation was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

14.                               UNSECURED OBLIGATION.  Your Award is unfunded, and as a holder of vested Restricted Stock Units, you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares or other property pursuant to this Agreement.  You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Agreement until such shares are issued to you.  Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

15.                               NOTICES.  Any notices provided for in this Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.                               GOVERNING PLAN DOCUMENT.  Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan.  Except as expressly provided in this Agreement, in the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. In addition, your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd—Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

17.                               SEVERABILITY.  If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.                               EFFECT ON OTHER EMPLOYEE BENEFIT PLANS.  The value of the Award subject to this Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the Employee’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

19.                               AMENDMENT.  This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

20.                               COMPLIANCE WITH SECTION 409A OF THE CODE.  This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4).  However, if this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Section 409A of the Code, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on you in respect of the shares under Section 409A of the Code.  Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

21.                               NO OBLIGATION TO MINIMIZE TAXES.  The Company has no duty or obligation to minimize the tax consequences to you of this Award and will not be liable to you for any adverse tax consequences to you arising in connection with this Award.  You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this Award and by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so.

22.                               MISCELLANEOUS.

(a)                                 The rights and obligations of the Company under your Award will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)                                 You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)                                  You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award, and fully understand all provisions of your Award.

(d)                                 This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)                                  All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

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This Restricted Stock Unit Agreement will be deemed to be signed by you upon the signing by you of the Restricted Stock Unit Grant Notice to which it is attached.